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                                                                   EXHIBIT 23.01



The Board of Directors and Stockholders
Invivo Corporation:

The audits referred to in our report dated August 2, 2002 included the related consolidated financial statement schedule, Valuation and Qualifying Accounts, as of June 30, 2002, and for each of the years in the three-year period ended June 30, 2002, included in the June 30, 2002, annual report on Form 10-K of Invivo Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-32749, 33-68831, 33-48450, and 33-91450) on Form S-8 of Invivo Corporation of
our report dated August 2, 2002, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 2002, and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Invivo Corporation.

KPMG LLP



San Francisco, California
September 27, 2002